UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of theSecurities Exchange Act of 1934

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Gator Series Trust

(Name of Registrant as Specified In Its Charter)

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	4)	Date Filed: January 27, 2016

Gator Series Trust

Gator Opportunities Fund

100 South Ashley Drive, Suite 895

Tampa, Florida 33602

January 27, 2016

Dear Shareholder:

On January 20, 2016, the Board of Trustees (the “Board”) of Gator Series Trust (the “Trust”) unanimously approved and consented in writing to the closing and liquidation of the Gator Opportunities Fund (the “Fund”).  At that time, the Trust’s Agreement and Declaration of Trust dated November 29, 2012 (the “Trust Agreement”), required the Board to provide 60 days’ prior notice to shareholders of the Board’s intention to close and liquidate the Fund (the “Prior Notice Requirement”). Accordingly, the Trust provided a notice to shareholders dated January 20, 2016, that the Fund would liquidate no later than March 21, 2016 (the “Notice”).  Following the Notice, a majority of the Fund’s outstanding shares of beneficial interest approved and consented in writing to amend the Trust Agreement to waive the application of the Prior Notice Requirement with respect to the Fund, and to close and liquidate the Fund as soon as practicable (the “Shareholder Consent”).  In light of the Shareholder Consent, the Trust intends to close and liquidate the Fund as soon as practicable, rather than 60 days after the Notice as originally contemplated.

We are not asking you for a proxy and you are requested not to send us a proxy. The enclosed information statement (the “Information Statement”) describes the Prior Notice Requirement, the termination of the Fund and related matters. As is described in the Information Statement, the Board intends to terminate the Fund on or after February 15, 2016.

Should you have any questions or need additional information, please call the Trust at 855-270-2678.

Sincerely,

/s/ Derek Pilecki
Derek Pilecki President

Gator Series Trust

Gator Opportunities Fund

100 South Ashley Drive, Suite 895

Tampa, Florida 33602

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement.

This Information Statement is Available upon request at 855-270-2678

This information statement describes the plans for the closing and liquidation of the Gator Opportunities Fund (the “Fund”), a series of Gator Series Trust (the “Trust”), a Delaware statutory trust, on or after February 15, 2016.  Pursuant to authority contained in the Trust’s Agreement and Declaration of Trust dated November 29, 2012 (the “Trust Agreement”), a majority of the Fund’s outstanding shares of beneficial interest has approved and consented in writing to the above-mentioned actions.   This information statement is being furnished for informational purposes only by the Trust.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Description of the Shareholders’ Determination by Written Consent

Background; Terminated BPV Transaction.

On December 21, 2015, the Fund  notified shareholders that, pursuant to various considerations and approvals by the Trust’s Board of Trustees (the “Board”), the Trust expected that, subject to approval by the shareholders of the Fund, the Fund would be entering into a transaction with BPV Family of Funds (the “BPV Trust”) for the purpose of reorganizing the Fund into BPV Small Cap Fund (the “Transaction”).  The Fund had prepared, with the assistance of the BPV Trust, a draft proxy statement regarding the Transaction, which was filed on Form N-14 with the Securities and Exchange Commission on December 14, 2015, in anticipation of finalizing the same for a shareholder meeting.  However, the Trust was informed on January 15, 2016, that BPV Capital Management, LLC, the investment adviser to the BPV Trust, had determined not to go forward with the Transaction.

January 20 Board Consent to Terminate the Fund.  In light of the terminated Transaction, the Board, in consultation with the Fund’s investment adviser, Gator Capital Management, LLC (the “Adviser”) evaluated the future of the Fund. The Board and the Adviser considered, among other things, that since the Fund’s inception, growth in the Fund’s assets has been slow. During the period from commencement of operations through January 20, 2016, the Fund’s assets only reached a maximum level of approximately $_______.  Marketing efforts and the assumption of most of the Fund’s expenses by the Adviser pursuant to the Expense Limitation Agreement have not been successful in significantly increasing the size of the Fund. Sales of the Fund’s shares have not sufficiently allowed the Fund to reach an adequate size, in the judgment of the Board and the Adviser, to spread expenses over a sufficient asset base to realize a satisfactory expense ratio. The Adviser expressed that it would not be willing to continue the Expense Limitation Agreement beyond its current term.  In the absence of the Adviser’s assumption of fees, the Fund’s return to shareholders would have been significantly lower.

After considering the Fund’s options in light of the foregoing, the Board determined by written consent dated January 20, 2016 (the “January 20 Board Consent”) to discontinue the Fund’s operations based on, among other factors, the Adviser’s belief that it would be in the best interests of the Fund and its shareholders to discontinue the Fund’s operations.   Pursuant to Section 2 of Article VIII of the Trust Agreement, as in effect at the time of the January 20 Board Consent, the Trust was required to provide shareholders with 60 days’ prior notice of its intention to close and liquidate the Fund (the “Prior Notice Requirement”). Accordingly, the Trust provided a notice (the “Notice”) to shareholders dated January 20, 2016, that the Fund would liquidate no later than March 21, 2016 (the “Original Fund Termination Date”).

Pursuant to the January 20 Board Consent, the Board directed that: (i) all of the Fund’s portfolio securities be liquidated to cash in an orderly manner on or before the Closing Date; and (ii) all outstanding shareholder accounts on the Closing Date be closed and the proceeds of each account be sent to the shareholder’s address of record or to such other address as directed by the shareholder including special instructions that may be needed for Individual Retirement Accounts (“IRAs”) and qualified pension and profit sharing fund accounts.   As a result of the liquidation of the Fund’s portfolio securities described above, the Board approved the Fund’s normal exposure to investments to be reduced and eventually eliminated.  Accordingly, shareholders should not expect the

Fund to achieve its stated investment objective.

January 26 Shareholder Consent to Terminate the Fund on or after February 15, 2016.

Following the Notice, on January 26, 2016, a majority of the Fund’s outstanding shares of beneficial interest, acting by written consent in lieu of a meeting, approved and consented in writing to amend the Trust Agreement to waive the application of the Prior Notice Requirement with respect to the Fund, and to close and liquidate the Fund as soon as practicable because the fees associated with managing the Fund would otherwise continue to accrue while the Trust waited the required 60 days to liquidate and close the Fund (the “January 26 Shareholder Consent”).  A copy of the January 26 Shareholder Consent is attached hereto as Exhibit A. After receipt of the January 26 Shareholder Consent, the Board and the management of the Fund determined that February 15, 2016, represented the earliest practicable date that the Fund could be closed and liquidated.  Accordingly, while the closing and liquidation of the Fund will continue as authorized in the January 20 Board Consent and described above, the date of the closing and liquidation of the Fund will be moved forward from the Original Fund Termination Date to February 15, 2016, or as soon as practicable thereafter (the “New Fund Termination Date”).

The record date of the January 26 Shareholder Consent was January 26, 2016 (the “Record Date”). On the Record Date, 63,053.76 Institutional Shares and 16,104.58 Investor Shares (a combined total of 79,158.34 shares of the Fund) were issued and outstanding. Shareholders representing 79,158.34 shares of beneficial interest or 60.6% of outstanding shares as of the Record Date approved and consented to the above-mentioned actions by means of the January 26 Shareholder Consent.

Interests of the Adviser.  The Adviser will continue to waive fees and reimburse expenses of the Fund, as necessary, in order to maintain the Fund’s fees and expenses at their current level through the date of the closing and liquidation.  However, the Adviser potentially benefits from the termination of the Fund earlier than expected under the January 20 Board Consent.  Specifically, the Adviser will not be subject to any reimbursements for expenses of the Fund under the Expense Limitation Agreement that would apply from the New Fund Termination Date to the Original Fund Termination Date were the Fund to continue its operations until the Original Termination Date.

Information about the Board of Trustees, Officers and Principal Shareholders Interested in the Closing of the Fund

The Trustees are responsible for the management and supervision of the Fund.  The Trustees approve all significant agreements between the Trust, on behalf of the Fund, and those companies that furnish services to the Fund; review performance of the Fund; and oversee activities of the Fund.  This section provides information about the persons who serve as Trustees and Officers to the Trust and Fund, respectively, as well as the entities that provide services to the Fund.

Trustees and Officers.  Following are the Trustees and Officers of the Trust, their ages and addresses, their present positions with the Trust or the Funds, and their principal occupations during the past five years.  Those Trustees who are “interested persons” (as defined in the 1940 Act), by virtue of their affiliation with either the Trust or the Adviser, are indicated in the table.

Name, Address and Age	Position(s) Held with Trust	Length of Service	Principal Occupation(s)During Past 5 Years	Number of Funds Overseen	Other Directorships During Past 5 Years
Independent Trustees
Rhett E. Ingerick 100 S. Ashley Drive, Suite 895 Tampa, FL 33602 Age: 40	Trustee	Since Inception	Senior Integration Developer, Talbots, Inc. (2014-present). Software Developer, Kforce Inc. (1999-2014).	Two	None
Bevin E. Newton 100 S. Ashley Drive, Suite 895 Tampa, FL 33602 Age: 44	Trustee	Since Inception	Executive Director, The Roswell United Methodist Church Foundation (2012-present); Choreographer and Ballet Teacher, Cartersville School of Ballet/Cartersville City Ballet (2004-present).	Two	None
Interested Trustee*
Derek Pilecki 100 S. Ashley Drive, Suite 895 Tampa, FL 33602 Age: 45	Trustee; President and Secretary	Since Inception	President and Chief Investment Officer for the Adviser (2008 – present); Co-Chair of the Investment Committee for the Growth Team and Portfolio Manager at Goldman Sachs Asset Management (2002 – 2008).	Two	None
Officers
Erik Anderson 100 S. Ashley Drive, Suite 895 Tampa, FL 33262 Age: 38	Treasurer	Since February 2014	Chief Financial Officer for the Adviser (2012-present); Chief Financial Officer of Praesidis Advisors LLC (2008-present).	N/A	N/A
Kyle R. Bubeck P.O. Box 11550 Overland Park, KS 66207 Age: 58	Chief Compliance Officer	Since Inception	President and Founder of Beacon Compliance Services, Inc. (2010 – present); CFO and CCO of Trendstar Advisors, LLC (2003 – 2009).	N/A	N/A

* The Interested Trustee is an Interested Trustee because he is an employee of the Adviser.

Beneficial Equity Ownership Information.   The table below shows for each Trustee, the amount of each Fund’s equity securities beneficially owned by each Trustee, and the aggregate value of all investments in equity securities of the Fund complex, as of a valuation date of December 31, 2014 and stated as one of the following ranges:  A = None; B = $1-$10,000; C = $10,001-$50,000; D = $50,001-$100,000; and E = over $100,000.

Name of Trustee*	Dollar Range of Equity Securities in the Focus Fund	Dollar Range of Equity Securities in the Opportunities Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen By Trustee in Family of Investment Companies
Rhett E. Ingerick	D	A	D
Bevin E. Newton	B	A	B
Derek Pilecki	E	E	E

* Each of the Trustees serves as a Trustee to both Funds of the Trust.

Compensation.  Officers of the Trust and Trustees who are “interested persons” of the Trust or the Adviser will receive no salary or fees from the Trust.  Each Trustee who is not an “interested person” receives a fee of $1,000 per Fund each year plus $500 per Trust meeting attended in person and $250 per Trust meeting attended by telephone.  The Trust reimburses each Trustee and officer for his or her travel and other expenses relating to attendance at such meetings.

Name of Trustee*	Aggregate Compensation From the Funds	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Fund and Fund Complex Paid to Trustees*
Independent Trustees
Rhett E. Ingerick	$3,000	$0	$0	$3,000
Bevin E. Newton	$3,000	$0	$0	$3,000
Interested Trustees
Derek Pilecki	$0	$0	$0	$0

* Each of the Trustees serves as a Trustee to both Funds of the Trust.

Control Persons and Principal Holders of Voting Securities.  As of January 26, 2016, the Trustees and Officers of the Trust owned beneficially (i.e., had direct or indirect voting and/or investment power) 60.6% of the Fund.

As of January 26, 2016, the following shareholders of record owned more than 5% of the outstanding shares of beneficial interest of each class of the Fund.  Except as provided below, no person is known by the Trust to be the beneficial owner of more than 5% of the outstanding shares of any class of the Fund as of January 26, 2016.

Institutional Shares

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent
Derek S. Pilecki 10533 Greensprings Drive Tampa, FL 33626	42,904.63 shares	68.04%

Richard J. Huxley 7328 Heritage Palms Estate Dr. Fort Myers, FL 33966	6,360.45 shares	10.09%
Nancy Roth Living Trust Loudonville, NY	6,275.23 shares	9.95%
Erik Anderson 12008 Meridian Point Drive Tampa, FL 33626	4,959.65 shares	7.87%

Investor Shares

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent
Charles Schwab & Co. San Francisco, CA 94105	10,119.48 shares	62.84%

Vanguard Brokerage Services P.O. Box 1110 Valley Forge, PA 19482	2,997.10 shares	18.61%
Ameritrade, Inc. 25700 Science Park Drive, Suite #120 Beachwood, OH 44122	2,485.82 shares	15.44%

 Additional Information. Only one copy of this information statement will be mailed to a shareholder holding shares in multiple accounts within the Fund. Additionally, unless the Trust has received contrary instructions, only one copy of this information statement will be mailed to a given address where two or more shareholders share that address. Additional copies of the information statement will be delivered promptly upon request. Requests may sent to Fund c/o Mutual Shareholder Services, LLC, at 8000 Town Centre Drive, Suite 400, Broadview Heights, OH 44147, or made by calling the Fund at 855-270-2678.

ADDITIONAL FUND INFORMATION

General Information and Mailing Address. The Trust is an open-end registered management investment company under the 1940 Act, and is organized as a Delaware statutory trust. The Fund is a series of the Trust. The mailing address of the Trust and the Fund is 100 South Ashley Drive, Suite 895, Tampa, Florida 33602.

Adviser. Gator Capital Management, LLC, 100 South Ashley Drive, Suite 895, Tampa Florida 33602, serves as the Fund’s investment adviser. The Adviser became a registered investment adviser with the Securities Exchange Commission in 2015. The Adviser serves as the Fund’s investment adviser pursuant to an investment advisory agreement (the “Advisory Agreement”) with the Trust on behalf of the Fund. The Adviser manages the Fund’s investments in accordance with the stated investment objective and policies of the Fund, subject to the oversight and supervision of the Board. The Adviser is also responsible for the selection of broker-dealers through which each Fund executes portfolio transactions, subject to the brokerage policies established by the Trustees, and it provides certain executive personnel to the Trust. Under the Advisory Agreement, the Fund pays the Adviser a monthly fee based on an annualized rate of 1.00% of the average daily net asset value of the Fund. The Adviser has entered into an Expense Limitation Agreement with the Fund under which it has agreed to waive or reduce its fees and to assume other expenses of the Fund, if necessary, in an amount that limits “Total Annual Fund Operating Expenses”.

Distributor. Arbor Court Capital, LLC, 8000 Town Center Road, Suite 400, Broadview Heights, Ohio 44147, serves as the Trust’s distributor (the “Distributor”) on behalf of the Fund. The Distributor is not affiliated with Gator Capital Management, LLC.

Administrator and Transfer Agent. Mutual Shareholder Services, LLC, 8000 Town Centre Drive, Suite 400, Broadview Heights, OH 44147, serves as the Fund’s administrator and transfer agent.

Financial Information. A copy of the Annual Report for the Fund for the most recent fiscal year ended (i.e., March 31, 2015), including financial statements, has previously been mailed to shareholders. Upon request, the Fund will furnish, without charge, to any of its shareholders a copy of the Annual Report of the Fund for its most recent fiscal year and a copy of its semiannual report for any subsequent semiannual period. Requests may be made in writing to the Fund c/o Mutual Shareholder Services, LLC, at 8000 Town Centre Drive, Suite 400, Broadview Heights, OH 44147.

EXHIBIT A – JANUARY 26 SHAREHOLDER CONSENT

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WRITTEN CONSENT

OF THE SHAREHOLDERS OF

GATOR SERIES TRUST

The undersigned, being shareholders holding a majority of the shares of the Gator Opportunities Fund (the “Fund”), a series of the Gator Series Trust (the “Trust”), acting by consent in lieu of a meeting pursuant to authority contained in the Agreement and Declaration of Trust (the “Trust Instrument”) and Bylaws of the Trust, do hereby take the following action:

WHEREAS, the Board, in consultation with Gator Capital Management, LLC, the investment adviser to the Fund (the “Adviser”), after considering the foregoing and other options for the Fund, has determined to discontinue the operations of the Fund based on, among other factors, the Adviser’s determination that, due to the Fund’s lack of size and prospects, it would be in the best interests of the Fund and its shareholders to discontinue the Fund’s operations; and

WHEREAS, the Adviser confirmed that it would continue to waive its advisory fees and reimburse Fund expenses, as necessary, in order to maintain the Fund’s fees and expenses as specified in its prospectus through the date of closing and liquidating the Fund (the “Closing Date”);

WHEREAS, the Board, after considering the foregoing, determined by written consent dated January 20, 2016, to terminate and liquidate the Fund (the “Liquidation”) and, consistent with the foregoing, the Fund provided notice to shareholders of the Liquidation pursuant to a Form 497 filed with the Securities and Exchange Commission on the same day;

WHEREAS, the Trust Instrument, under Article VIII, Section 2, currently provides, in pertinent part, that “Any Series may be terminated at any time by the Trustees upon 60 days’ prior written notice to the Shareholders of that Series” (such 60 days’ notice to shareholders, the “Required Notice Period”);

WHEREAS, under  the Required Notice Period, the earliest Closing Date for the Liquidation of the Fund would be March 21, 2016;

WHEREAS, the undersigned, after considering the foregoing and the costs of continuing to operate the Fund until March 21, 2016, have determined that it is not in the best interests of the Fund or its shareholders to continue operations of the Fund until March 21, 2016, but rather that it would be in the best interests of the Fund and its shareholders to complete the Liquidation as soon as practicable;

NOW, THEREFORE, in connection with the foregoing, the undersigned hereby adopt the following resolutions:

RESOLVED, that the following sentence be, and it hereby is, added as the new fourth sentence of Article VIII, Section 2 of the Trust Instrument:

“Notwithstanding the foregoing, the 60 days’ prior written notice to the Shareholders of termination of a Series contemplated by the foregoing sentence is waived for the Gator Opportunities Fund.“; and further

RESOLVED,

that the Board and the appropriate officers of the Trust be, and each hereby is, authorized and directed to take actions and steps as they deem necessary or appropriate to terminate the Fund as soon as practicable; and further

RESOLVED, that the Board and the officers of the Trust be, and each hereby is, authorized and empowered to take any and all other actions as they or any of them in their, his or her discretion, with the advice of counsel, may deem necessary or appropriate to carry out the intents and purposes of the foregoing resolutions.

[signatures on following page]

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Executed effective as of the 26th day of January, 2016.

/s/ Erik Anderson

Erik Anderson

/s/ Derek Pilecki

Derek Pilecki

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